Exhibit 8.2

[SHEARMAN & STERLING LETTERHEAD]

May 2, 2003

Bunge Limited

Bunge Limited Finance Corp.

50 Main Street

White Plains, New York 10606

Ladies and Gentlemen:

We have acted as special federal income tax counsel to Bunge Limited Finance Corp., a Delaware corporation (the “Company”), and special United States federal income tax counsel to Bunge Limited, a Bermuda company (the “Guarantor”), in connection with the preparation and filing by the Company and the Guarantor of a Registration Statement on Form F-3, (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

Pursuant to the Registration Statement, the Company and the Guarantor are registering $206,276,000 of the Issuer’s 3.75% Convertible Notes (“Notes”) and the common shares of the Guarantor issuable upon conversion of the Notes.

We hereby confirm that the discussion under the caption “Taxation — Certain U.S. Federal Income Tax Considerations,” insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, and except for the specific discussion regarding the Issuer’s possible U.S. federal income tax characterization as a passive foreign investment company under the caption “Passive Foreign Investment Company Status,” constitutes our opinion as to the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, and the ownership and disposition of the Issuer’s common shares acquired upon the conversion of the Notes.

No opinion is expressed as to any other matter, including any aspects of state, local or non-United States tax law.  This opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING